Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 293-2809
Lisa L. Curran	(651) 293-2185

ECOLAB DELIVERS STRONG THIRD QUARTER

Reported EPS $0.80; adjusted EPS $0.87, +16%

Pro forma fixed currency sales +7%

2012 adjusted EPS forecast range narrowed to $2.96-$3.00, +17% to 18%, from prior $2.95-$3.02

2012 THIRD QUARTER HIGHLIGHTS:

•                  Record sales of $3.0 billion, +74%, including the impact of the Nalco merger.

•                  Fixed currency sales +7% compared with third quarter 2011 pro forma fixed currency sales including Nalco operations.

•                  Reported diluted EPS $0.80, including integration and restructuring charges related to the Nalco merger.

•                  Record adjusted EPS $0.87, +16%, excluding special gains and charges and discrete tax items.

•                  Results led by strong gains in Global Energy, Latin America and worldwide Kay, Healthcare and Pest Elimination operations.

	Third Quarter Ended September 30
	(unaudited)
	Reported			Adjusted*
	Third Quarter		%	Third Quarter		%
(Millions, except per share)	2012	2011	change	2012	2011	change

Net Sales	$3,023.3	$1,736.1	74%	$3,023.3	$1,736.1	74%
Operating Income	401.2	239.6	67%	432.4	267.4	62%
Net Income Attributable to Ecolab	$238.0	$154.3	54%	$258.7	$177.2	46%

Diluted Net Income Per Share	$0.80	$0.65	23%	$0.87	$0.75	16%

* These non-GAAP measures are adjusted for special gains and charges and discrete tax items.

ST. PAUL, Minn., October 30, 2012:  Ecolab delivered strong third quarter sales and earnings results, as adjusted earnings per share increased 16% over last year and reached the top end of Ecolab’s forecasted range. Results were led by strong growth in its Global Energy, Latin America and worldwide Kay, Healthcare and Pest Elimination businesses.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman and Chief Executive Officer said, “We continued to show strong results in the third quarter despite the challenging global economies.  Growth remained solid across our businesses and regions, reflecting our focused efforts on new account gains, new products and services to yield improved results and lower costs for customers, and achieving the planned integration and synergy objectives from our combined businesses.

“We expect to deliver a strong year in 2012, and in doing so, help set up growth for the future.  The integration of Ecolab and Nalco is going very well, and based on our experience with customers, we are more confident than ever in the value we will create through our merger.  Our other recent acquisitions are also performing well and are ahead of plans.  And our recently announced agreement to acquire Champion Technologies will further strengthen our strategic position, earnings and long-term outlook.

“We remain focused on our opportunities and the effective execution of our business approach.  Our value proposition for customers remains compelling — delivering improved results at lower total costs — and we are using this winning combination to secure new business.  We are in a very favorable situation — we are positioned to capitalize on excellent long-term growth opportunities, we have great technology, we have great sales-and-service teams and we have a great business model.  We are committed to driving our business and delivering excellent results for our customers and shareholders in 2012 and beyond.”

Quarter overview

In order to provide a meaningful comparison of the results of operations, where applicable, results for the third quarter of 2012 are compared against pro forma results for the third quarter of 2011. The pro forma 2011 results are based on the historical consolidated financial statements of Ecolab and Nalco and were prepared to illustrate the effects of the merger with Nalco.  In addition, beginning in first quarter 2012, adjustments were made to move certain water treatment-related business from the U.S. Cleaning and Sanitizing and International Cleaning, Sanitizing and Other Services segments to the Global Water segment, consistent with how these businesses are now managed.  This supplemental pro forma financial information is located on our website at www.ecolab.com/investor and in Ecolab’s report on Form 8-K filed April 27, 2012.

	Third Quarter Ended September 30
	Unaudited
	Reported		%	Adjusted Fixed Currency		%
(Millions, except per share)	2012	2011	Change	2012	2011*	Change
Net Sales	$3,023.3	$1,736.1	74%	$3,043.7	$2,855.6	7%
Operating Income	401.2	239.6	67%	432.4	365.1	19%

*Amounts represent the pro forma eqivalent to the 2012 amounts presented.

Ecolab’s reported sales rose 74% to a record $3 billion in the third quarter of 2012. Third quarter sales reflect the inclusion of the Nalco merger, which closed December 1, 2011.  Third quarter 2012 sales rose 2% when compared with third quarter 2011 pro forma sales.  Third quarter 2012 fixed currency sales rose 7% compared with third quarter 2011 pro forma fixed currency sales.

Third quarter 2012 reported operating income increased 67% to $401 million. Both third quarter reported 2012 and third quarter pro forma 2011 results include special gains and charges and discrete tax items.  Excluding special gains and charges, third quarter 2012 adjusted operating income of $432 million increased 14% compared with third quarter 2011 pro forma adjusted operating income.  Excluding special gains and charges and at fixed currency rates, third quarter 2012 adjusted fixed currency operating income of $434 million increased 19% when compared with third quarter 2011 pro forma adjusted fixed currency operating income.

Third quarter 2012 reported net income attributable to Ecolab increased 54% to $238 million, representing $0.80 per diluted share, and included Nalco merger integration and restructuring charges.

Third quarter 2012 adjusted net income attributable to Ecolab rose 46% to $259 million, and adjusted diluted earnings per share increased 16% to $0.87.  Third quarter 2011 adjusted diluted earnings per share were $0.75.  Currency translation had an unfavorable effect of $0.03 on reported and adjusted diluted earnings per share in the third quarter of 2012.

Segment review

Third quarter 2012 sales for U.S. Cleaning & Sanitizing operations rose 1% to $774 million.  Adjusted for the transfer of certain water treatment-related business from the U.S. Cleaning and Sanitizing segment to the Global Water segment, sales increased 4% when compared with third quarter 2011 pro forma sales.  Kay and Healthcare led the growth.  U.S. Cleaning & Sanitizing operating income increased 17% to $184 million compared with the year ago period; U.S. Cleaning & Sanitizing operating income increased 14% when compared with third quarter 2011 pro forma operating income.

U.S. Other Services sales increased 4% to $124 million in the third quarter.  Operating income grew 3% to $22 million.

Sales for International Cleaning, Sanitizing and Other Services operations, when measured at fixed currency rates, grew 3% to $813 million in the third quarter.  Adjusted for the transfer of certain water treatment-related business from the International Cleaning, Sanitizing and Other Services segment to the Global Water segment, sales increased 5% in fixed currencies when compared with third quarter 2011 pro forma fixed currency sales, led by strong growth in Latin America operations and moderate growth in Asia Pacific and Europe.   International Cleaning, Sanitizing and Other Services fixed currency operating income increased 12% to $97 million in the third quarter when compared with a year ago; fixed currency operating income increased 14% when compared with third quarter 2011 pro forma fixed currency operating income, led by margin improvement in Europe.  When measured at public currency rates, International Cleaning, Sanitizing and Other Services sales were $802 million and operating income was $96 million.

Global Water sales, when measured at fixed currency rates, were $543 million, increasing 5% when compared with third quarter 2011 pro forma fixed currency sales.   Continued good trends in North America and Latin America offset soft demand from heavy industrial users in Europe and Asia in the quarter.  Fixed currency operating income was $70 million in the third quarter, representing a 25% increase when compared with third quarter 2011 pro forma fixed currency operating income.  When measured at public currency rates, Global Water sales were $538 million and operating income was $69 million.

Global Paper sales, when measured at fixed currency rates, declined 4% to $202 million in the third quarter when compared with third quarter 2011 pro forma fixed currency sales, reflecting the strategic elimination of certain low margin business.  Modest growth in Latin America and Europe sales were more than offset by soft packaging sales in Asia.  Fixed currency operating income increased 16% to $24 million in the third quarter when compared with third quarter 2011 pro forma fixed currency operating income. Third quarter 2011 operating income included an unusual bad debt expense; adjusted for that charge, third quarter 2012 Global Paper operating income rose 5%.  When measured at public currency rates, Global Paper sales were $201 million and operating income was $24 million.

Global Energy sales, when measured at fixed currency rates, grew 20% to $587 million in the third quarter when compared with third quarter 2011 pro forma fixed currency sales, with strong growth in all business segments.  Fixed currency operating income increased 29% to $94 million in the third quarter when compared with third quarter 2011 pro forma fixed currency operating income.  When measured at public currency rates, Global Energy sales were $584 million and operating income was $94 million.

The Corporate segment includes amortization from the Nalco merger intangible assets, merger integration costs, investments in the development of business systems and other corporate investments made as part of Ecolab’s ongoing efforts to improve our efficiency and returns.  The Corporate segment also includes special gains and charges.  Special gains and charges for the third quarter 2012 of $31 million ($22 million after-tax) primarily consisted of charges for Nalco merger-related restructuring and integration costs as well as charges from the European restructuring plan previously announced in 2011. Special gains and charges for the third quarter 2011 of $28 million ($24 million after-tax) primarily consisted of charges from the previously announced European restructuring as well as Nalco merger and integration costs.

The reported income tax rate for the third quarter 2012 was 29.0% and compared with the reported rate of 31.8% in the third quarter 2011.  Excluding the tax rate impact of special gains and charges and discrete tax items, the adjusted effective income tax rate in the third quarter 2012 was 29.4% compared with 30.2% for the same period last year.

Business Outlook

With the exception of special gains and charges, the following forecasts exclude the impact of the pending Champion Technologies acquisition.

2012

Ecolab narrowed its 2012 full-year adjusted earnings per share forecast to $2.96 to $3.00, representing a 17% to 18% increase over the prior year.  Ecolab’s prior forecast was $2.95 to $3.02.

Special gains and charges for the full year 2012 are expected to be approximately a $0.60 per share net charge, primarily driven by restructuring charges, Nalco merger and integration costs, and charges related to the pending Champion acquisition, offset by a gain on the Vehicle Care sale.  Future amounts related to discrete tax items for 2012, if any, are not currently quantifiable.

2012 — Fourth Quarter

Ecolab expects fourth quarter adjusted earnings per share in the $0.87 to $0.91 range, representing a 24% to 30% increase, compared with adjusted earnings per share of $0.70 a year ago. When compared with the combined companies’ fourth quarter 2011 pro forma performance, we look for mid single-digit fixed currency sales growth, improved adjusted gross margin and SG&A ratios to sales, and a lower adjusted effective tax rate to drive a very attractive adjusted earnings performance in the fourth quarter.

Our detailed outlook for the fourth quarter 2012 is as follows:

Adjusted Gross Margins, excluding special gains and charges	46% - 47%

SG&A % of Sales, including impact of purchase accounting	approx. 32%

Interest expense, net	approx. $65 million

Adjusted effective tax rate	28% - 29%

Adjusted EPS, excluding special gains and charges	$0.87 - $0.91

Diluted shares	approx. 300 million

We expect fourth quarter 2012 special gains and charges, including restructuring charges, to be a net charge of approximately $0.10 per share, which will be primarily Nalco merger-related and European restructuring charges, integration charges related to the Nalco transaction, and charges related to the Champion acquisition, offset by a gain on the Vehicle Care sale.

Reported fourth quarter 2011 legacy Ecolab earnings per share of $0.34 included special gains and charges, discrete tax items and the impact of the Nalco merger.  Excluding these items, fourth quarter 2011 adjusted diluted earnings per share were $0.70.

About Ecolab

With 2011 pro forma sales of $11 billion and more than 40,000 employees, Ecolab Inc. (NYSE: ECL) is the global leader in water, hygiene and energy technologies and services that provide and protect clean water, safe food, abundant energy and healthy environments. Ecolab delivers comprehensive programs and services to the food, energy, healthcare, industrial and hospitality markets in more than 160 countries. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the third quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or other compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding benefits of the Champion acquisition; integration plans and expected synergies; the expected timing of completion of the Champion acquisition; our financial and business prospects, including forecasted 2012 fourth quarter and full year business results, including sales, adjusted gross margin, SG&A ratios to sales, interest expense, adjusted effective tax rate, special gains and charges, including restructuring charges, Nalco merger and integration costs, Champion acquisition-related costs and gain on the Vehicle Care sale, and adjusted diluted earnings per share; shares outstanding; integration progress and the benefits of the Nalco merger; growth prospects; new business; strengthened strategic position; and long-term outlook.  These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.   In addition, as it relates to the Champion acquisition, these risks and uncertainties include (i) the risk that the regulatory approvals or clearances required for the acquisition may not be obtained, or that required regulatory approvals may delay the acquisition or result in the imposition of conditions that could have a material adverse effect on the company or cause the company to abandon the acquisition, (ii) the risk that the conditions to the closing of the acquisition may not be satisfied, (iii) the risk that a material adverse change, event or occurrence may affect the company or Champion prior to the closing of the acquisition and may delay the acquisition or cause the company to abandon the acquisition, (iv) problems that may arise in successfully integrating the businesses of the company and Champion, which may result in the combined business not operating as effectively and efficiently as expected, (v) the possibility that the acquisition may involve unexpected costs, unexpected liabilities or unexpected delays, (vi) the risk that the credit ratings of the company may be different from what the company currently expects, (vii) the risk that the businesses of the company or Champion may suffer as a result of uncertainty surrounding the acquisition and (viii) the risk that disruptions from the transaction will harm relationships with customers, employees and suppliers.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-Q, our current report on Form 8-K filed October 12, 2012 and the company’s other public filings with the Securities and Exchange Commission (the “SEC”) and include our ability to integrate Nalco and realize the anticipated benefits of the merger as well as to close and integrate the proposed acquisition of Champion; our ability to attract and retain high caliber management talent to lead our business; difficulty in procuring raw materials or fluctuations in raw material costs; our ability to execute key business initiatives; vitality of the markets we serve; the impact of worldwide economic factors such as the worldwide economy, credit markets, interest rates and foreign currency risk; exposure to economic, political and legal risks related to our international operations; the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products; changes in laws, regulations or accounting standards; our ability to develop competitive advantages through innovation; our substantial indebtedness; information technology systems failures; the ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; acts of war, terrorism, severe weather or natural or man-made disasters; the loss or insolvency of a major customer, supplier or distributor; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.  In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures include fixed currency sales, pro forma sales, pro forma fixed currency sales, adjusted gross margins, fixed currency operating income, pro forma operating income, pro forma fixed currency operating income, adjusted operating income, pro forma adjusted operating income, adjusted effective tax rate, adjusted net income attributable to Ecolab and adjusted diluted earnings per share. We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We include in special gains and charges items that are unusual in nature, significant in amount and important to an understanding of underlying business performance. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted gross margin, adjusted operating income, pro forma adjusted operating income, adjusted net income attributable to Ecolab and adjusted diluted earnings per share, which excludes special gains and charges and discrete tax items.

The adjusted effective tax rate measure promotes period-to-period comparability of the underlying effective tax rate because the amount excludes the tax rate impact of special gains and charges and discrete tax items which do not necessarily reflect costs associated with historical trends or expected future costs.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency sales and fixed currency operating income measures (and the applicable 2011 pro forma equivalent for each) eliminate the impact of exchange rate fluctuations on our international sales and operating income, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2012.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. A reconciliation of reported diluted earnings per share to adjusted diluted earnings per share is provided in the table “Supplemental Diluted Earnings per Share Information” included in this news release.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

THIRD QUARTER & NINE MONTHS ENDED SEPTEMBER 30

(unaudited)

	Third Quarter Ended			Nine Months Ended
	September 30%			September 30%
(millions, except per share)	2012	2011	Change	2012	2011	Change

Net sales	$3,023.3	$1,736.1	74%	$8,792.9	$4,953.2	78%

Cost of sales (1)	1,616.4	877.9	84%	4,839.3	2,509.1	93%
Selling, general and administrative expenses	977.7	595.3	64%	2,949.1	1,786.5	65%
Special (gains) and charges (1)	28.0	23.3		111.0	68.0
Operating income	401.2	239.6	67%	893.5	589.6	52%
Interest expense, net (1)	64.2	13.2	386%	214.2	39.8	438%
Income before income taxes	337.0	226.4	49%	679.3	549.8	24%
Provision for income taxes	97.7	71.9	36%	212.5	175.3	21%
Net income including noncontrolling interest	239.3	154.5	55%	466.8	374.5	25%
Less: NI (loss) attrib. to noncontrolling interest (1)	1.3	0.2		(5.4)	0.7
Net income attributable to Ecolab	$238.0	$154.3	54%	$472.2	$373.8	26%

Earnings attributable to Ecolab per common share
Basic	$0.81	$0.67	21%	$1.62	$1.61	1%
Diluted	$0.80	$0.65	23%	$1.58	$1.58	0%

Weighted-average common shares outstanding
Basic	292.7	231.9	26%	292.0	231.8	26%
Diluted	298.6	236.1	26%	298.3	236.2	26%

(1) Special gains and charges in the Consolidated Statement of Income above include the following:

(millions)	2012	2011	2012	2011

Cost of sales
Restructuring	$1.7	$4.5	$9.6	$5.3
Recognition of Nalco inventory fair value step-up	1.5	—	72.7	—
Subtotal cost of sales	3.2	4.5	82.3	5.3

Special (gains) and charges
Restructuring	20.8	12.6	73.2	52.8
Champion acquisition costs	3.8	—	3.8	—
Nalco merger and integration costs	16.4	10.3	47.0	10.3
Gain on sale of business	(13.0)	—	(13.0)	—
Business structure and optimization	—	0.3	—	1.2
Cleantec acquisition integration charges	—	0.1	—	3.7
Subtotal special (gains) and charges	28.0	23.3	111.0	68.0

Operating income subtotal	31.2	27.8	193.3	73.3

Interest expense, net
Debt extinguishment costs	—	—	18.2	—

Net income attributable to noncontrolling interest
Recognition of Nalco inventory fair value step-up	—	—	(4.5)	—

Total	$31.2	$27.8	$207.0	$73.3

ECOLAB INC.

OPERATING SEGMENT INFORMATION

THIRD QUARTER & NINE MONTHS ENDED SEPTEMBER 30

(unaudited)

	Third Quarter Ended					Nine Months Ended
	September 30					September 30
	Reported	Reported	Pro forma	% Change		Reported	Reported	Pro forma	% Change
(millions)	2012	2011	2011	Reported	Pro forma	2012	2011	2011	Reported	Pro forma

Net Sales
U.S. Cleaning & Sanitizing	$774.1	$763.1	$741.8	1%	4%	$2,243.9	$2,197.0	$2,126.7	2%	6%
U.S. Other Services	124.2	119.6	119.6	4%	4%	357.1	343.3	343.3	4%	4%
Int’l Cleaning, Sanitizing & Other Services	813.5	788.1	776.7	3%	5%	2,342.7	2,268.7	2,234.4	3%	5%
Global Water	542.9	—	517.7		5%	1,551.2	—	1,493.7		4%
Global Paper	202.4	—	210.2		-4%	602.2	—	609.9		-1%
Global Energy	586.6	—	489.6		20%	1,671.8	—	1,367.2		22%
Subtotal at fixed currency rates	3,043.7	1,670.8	2,855.6	82%	7%	8,768.9	4,809.0	8,175.2	82%	7%
Effect of foreign currency translation	(20.4)	65.3	111.7			24.0	144.2	244.4
Consolidated	$3,023.3	$1,736.1	$2,967.3	74%	2%	$8,792.9	$4,953.2	$8,419.6	78%	4%

Operating Income
U.S. Cleaning & Sanitizing	$183.9	$157.7	$161.0	17%	14%	$482.6	$412.6	$421.8	17%	14%
U.S. Other Services	21.6	20.9	20.9	3%	3%	53.9	51.5	51.5	5%	5%
Int’l Cleaning, Sanitizing & Other Services	96.8	86.1	85.1	12%	14%	227.3	199.5	196.0	14%	16%
Global Water	69.8	—	55.8		25%	167.6	—	146.8		14%
Global Paper	23.7	—	20.4		16%	60.7	—	61.0		0%
Global Energy	94.2	—	72.8		29%	257.4	—	194.9		32%
Corporate	(87.0)	(33.4)	(82.5)			(357.5)	(89.7)	(98.4)
Subtotal at fixed currency rates	403.0	231.3	333.5	74%	21%	892.0	573.9	973.6	55%	-8%
Effect of foreign currency translation	(1.8)	8.3	12.8			1.5	15.7	24.2
Consolidated	$401.2	$239.6	$346.3	67%	16%	$893.5	$589.6	$997.8	52%	-10%

Note: The Corporate segment includes amortization from the Nalco merger’s intangible assets, merger integration costs, investments in the development of business systems and other corporate investments made as part of Ecolab’s ongoing efforts to improve efficiency and returns. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

Pro forma amounts for 2011 reflect the impact of the Nalco merger as if the transaction had been completed as of January 1, 2010, as well as the movement of certain water treatment related business to better align with internal management of those businesses.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	September 30	December 31	September 30
(millions)	2012	2011	2011

Assets
Current assets
Cash and cash equivalents	$324.0	$1,843.6	$207.3
Accounts receivable, net	2,199.0	2,095.3	1,143.1
Inventories	1,103.8	1,069.6	504.9
Deferred income taxes	186.3	164.0	86.5
Other current assets	259.8	223.5	149.2
Total current assets	4,072.9	5,396.0	2,091.0

Property, plant and equipment, net	2,334.2	2,295.4	1,218.2
Goodwill	5,893.7	5,855.3	1,504.0
Other intangible assets, net	4,103.3	4,275.2	418.8
Other assets	318.7	362.8	273.6

Total assets	$16,722.8	$18,184.7	$5,505.6

Liabilities and Equity
Current liabilities
Short-term debt	$631.0	$1,023.0	$336.8
Accounts payable	858.6	815.7	413.4
Compensation and benefits	459.6	497.2	300.0
Income taxes	73.0	81.7	36.5
Other current liabilities	796.5	748.7	531.0
Total current liabilities	2,818.7	3,166.3	1,617.7

Long-term debt	5,386.7	6,613.2	700.2
Postretirement health care and pension benefits	997.0	1,173.4	494.8
Other liabilities	1,494.2	1,490.7	222.0
Total liabilities	10,696.6	12,443.6	3,034.7

Equity
Common stock	340.1	336.1	335.1
Additional paid-in capital	4,162.5	3,980.8	1,404.8
Retained earnings	3,856.9	3,559.9	3,531.2
Accumulated other comprehensive loss	(353.6)	(344.9)	(160.7)
Treasury stock	(2,060.5)	(1,865.2)	(2,643.4)
Total Ecolab shareholders’ equity	5,945.4	5,666.7	2,467.0
Noncontrolling interest	80.8	74.4	3.9
Total equity	6,026.2	5,741.1	2,470.9

Total liabilities and equity	$16,722.8	$18,184.7	$5,505.6

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2011	2011	2011	2011	2011	2011	2011
Diluted earnings per share, as reported (U.S. GAAP)	$0.40	$0.53	$0.93	$0.65	$1.58	$0.34	$1.91

Adjustments:
Special (gains) and charges (1)	0.05	0.11	0.16	0.10	0.26	0.25	0.52
Tax expense (benefits) (2)	0.00	(0.01)	(0.00)	(0.00)	(0.01)	0.03	0.03
Nalco merger impact (3)						0.07	0.08

Adjusted diluted earnings per share (Non-GAAP)	$0.45	$0.64	$1.09	$0.75	$1.84	$0.70	$2.54

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2012	2012	2012	2012	2012	2012	2012
Diluted earnings per share, as reported (U.S. GAAP)	$0.17	$0.62	$0.79	$0.80	$1.58

Adjustments:
Special (gains) and charges (4)	0.33	0.11	0.44	0.07	0.51
Tax expense (benefits) (5)	0.00	(0.01)	(0.00)	(0.00)	(0.01)

Adjusted diluted earnings per share (Non-GAAP)	$0.50	$0.72	$1.22	$0.87	$2.09

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2011 include restructuring charges of $9.0 million, $25.2 million, $14.8 million and $8.9 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2011 also include $8.5 million and $37.1 million, net of tax, in the third and fourth quarters, respectively for Nalco merger and integration costs. Special (gains) and charges also include $18.4 million, net of tax, in the fourth quarter related to the modification of a customer agreement and Cleantec acquisition and integration costs of $2.9 million, net of tax, recorded in the first quarter, as well as other items, net of tax.

(2) First quarter 2011 discrete tax expense primarily includes the impact of a change in our blended U.S. state tax rate, partially offset by a discrete tax benefit related to a state refund claim. Second quarter 2011 discrete tax benefits primarily include discrete tax impacts of recognizing settlements and adjustments related to prior year tax returns. Third quarter 2011 discrete tax benefits primarily relate to net benefits from filing our 2010 U.S. federal and other International income tax returns and settlements and adjustments related to prior year tax returns. Fourth quarter discrete tax expense primarily includes a charge related to the realizability of foreign net operating loss carryforwards.

(3) The Nalco merger impact primarily relates to shares issued as consideration for the equity portion of the merger.

(4) Special (gains) and charges for 2012 include restructuring charges of $21.4 million, $23.8 million and $14.7 million, net of tax in the first, second and third quarters, respectively. Special (gains) and charges for 2012 also include $10.0 million, $8.8 million and $11.7 million, net of tax, in the first, second and third quarters, respectively related to Nalco merger and integration costs. Special gains and charges for 2012 also include $56.3 million, net of tax, in first quarter, for the recognition of Nalco inventory fair value step-up. Special (gains) and charges for 2012 also include debt extinguishment costs of $11.4 million, net of tax, in the first quarter. Special (gains) and charges for 2012 also include $3.3 million, net of tax in the third quarter related to Champion acquisition costs. Special (gains) and charges for 2012, also include a net of tax gain of $8.1 million in the third quarter related to the sale of an investment in a U.S. business, originally sold prior to 2012.

(5) First quarter 2012 tax expense includes various individually insignificant items, which net to total discrete tax expense of $1.4 million. Second quarter 2012 discrete tax net benefits of $2.6 million primarily include the impact of remeasurement of foreign deferred tax assets and liabilities due to the impact of tax rate changes resulting from a change in tax jurisdiction, offset partially by foreign audit settlements and adjustments. Third quarter 2012 discrete tax net benefits of $0.9 million primarily include net benefits from filing our 2011 U.S. federal tax return and a release of a valuation allowance related to a capital loss carryforward, partially offset by the remeasurement of certain deferred tax assets and liabilities resulting from changes in local country tax rates.